Exhibit 99.1

MID-WISCONSIN FINANCIAL SERVICES, INC. REPORTS FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

February 10, 2005
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $410.8 million in assets, reported net income of $1.1 million or $0.62 basic and diluted earnings per share for the fourth quarter ended December 31, 2004 as compared to $991,000 or $0.59 per share for the fourth quarter 2003. Book value increased to $21.18 per share at December 31, 2004 compared to $20.03 at December 31, 2003. Net income was $4.5 million for the twelve months ended December 31, 2004, an increase of $418,000, or 10.3%, for the same period in 2003.

Operating results for the fourth quarter generated an annualized return on average assets (ROA) of 1.06% and return on average equity (ROE) of 11.91 % compared to 1.07% and 11.92% for the same quarter one year ago. For the twelve months ended December 31, 2004, ROA and ROE were 1.16% and 13.01%, compared to 1.10% and 12.44% one year ago.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with twelve retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, title insurance services, trust services, discount and full-service brokerage services, and pension plan administration.

NEW MARKETS

Throughout 2004, steps were taken toward the Company's long-term goal of expanding its presence in new markets. In December 2004, the Company opened a new bank branch in Minocqua, Wisconsin. Currently, this branch is operating as a limited service branch offering loan products, limited deposit services and investment products. Within 24 months, it is anticipated this branch will move to a larger facility and operate as a full service branch.

The Rib Mountain branch is under construction on land purchased earlier this year in Rib Mountain, WI expanding the Company's presence in the greater Wausau market. The branch will be a two story building with commercial rental space on the first and second floor. The building is designed to incorporate new customer delivery systems. Anticipated opening date is July 2005.

NET INTEREST INCOME

For the quarter ended December 31, 2004, net interest income increased $361,000 to $3.7 million compared to $3.3 million for the same period in 2003. The net interest margin for the quarter increased to 4.05% from 3.98% for the same period in 2003. Earning asset yields remained relatively flat between the periods and were 5.80% at December 2004 and 5.82% at December 2003. During the same time period the cost of interest-bearing liabilities decreased 10 basis points from 2.19% at December 2003 to 2.09% at December 2004.

During the quarter ended December 31, 2004, the net interest margin increased to 4.05% from 4.00% the previous quarter ended September 30, 2004. With the recent increases of the prime lending rate in the third and fourth quarter 2004 the yield on earning assets continues to improve between quarters. Loan yields increased 13 basis points to 5.80% in December 2004 from September 2004 and should continue to improve as a significant portion of the loan portfolio is tied to variable interest rates. However, the cost of interest bearing liabilities also increased 10 basis points to 2.09% between the quarters. The net interest margin in the upcoming year will be primarily impacted by the ability to retain the percentage of variable-rate assets and control the funding costs of deposits and borrowings to fund the balance sheet.

NONINTEREST INCOME

Noninterest income was $731,000 for the fourth quarter of 2004, an increase of $58,000 from the same quarter last year. The increase in noninterest income was attributable to increases in service fees of $14,000, trust services fees of $20,000, gains from sales of secondary market real estate loans totaling $23,000 and other operating income of $34,000. These increases were partially offset by decreases in investment product commissions of $28,000, and bank owned life insurance income totaling $5,000.

OPERATING EXPENSES

For the quarter ended December 31, 2004, noninterest expense increased $102,000 over the same quarter 2003. Salaries and employee benefits increased 10.4% over the same period last year. Salaries remained relatively flat during comparable quarters due to open positions in 2004. Employee benefits increased due to revamping of the incentive compensation program in 2004 as well as increases in costs related to health care insurance. The incentive compensation program did not accrue incentive expense monthly but expensed the total bonus of $77,500 in the fourth quarter 2004.

BALANCE SHEET

Total assets increased 9.5% during 2004 to $410.8 million at December 31, 2004 from $375.2 million at December 31, 2003. Total loans increased 5.7% during the year to $284.7 million at December 31, 2004, while deposits increased 5.5% to $303.4 million. During 2004, asset growth was funded by a mix of deposits and wholesale funding. Deposits increased $11.5 million or 4.2% since December 2003. Brokered certificates of deposits increased $4.2 million, or 40.0%, to $14.7 million, and Federal Home Loan Bank advances increased $9.0 million, or 22.5%, to $49.0 million.

The Company recorded provisions for loan losses totaling $215,000 for 2004, as compared to $456,667 for the same period in 2003. The provision for loan loss was $30,000 in the fourth quarter 2004, as compared to $60,000 in 2003. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for loan categories, credit concentrations, and changes in
portfolio volume.   During 2004, the Company had net loan charge-offs of
$127,000. The ratio of allowance for loan losses to total loans was 0.99% at December 31, 2004, as compared to 1.02% at December 31, 2003. Year-to-date net charge-offs to average loans were 0.05% at December 31, 2004 and 0.16% at December 31, 2003. Non-performing loans totaled $1.6 million and $948,000 at December 31, 2004 and December 31, 2003, respectively. Foreclosed assets decreased $198,000 from December 31, 2003 to $72,000 at December 31, 2004 as a result of the sale of three properties and the foreclosure of one property during the period.

Despite the increase in non-performing loans at year-end the Company believes the balance of the allowance for loan loss at December 31, 2004 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                                  Mid-Wisconsin Financial Services, Inc.
                                  Quarterly Financial Summary (unaudited)
                               (amounts in thousands, except per share data)
                                Quarter ended
                                             December 31,  September 30,  June 30,       March 31,   December 31,
                                                 2004          2004          2004          2004          2003
STOCKHOLDERS' DATA
Basic earnings per share                          $0.62         $0.68         $0.70         $0.65         $0.59
Diluted earnings per share                        $0.62         $0.68         $0.69         $0.65         $0.59
Dividends per share                               $0.22         $0.22         $0.62         $0.22         $0.22
Book value per share                             $21.18        $20.82        $19.95        $20.58        $20.03
Average basic common shares outstanding       1,699,130     1,685,646     1,685,646     1,685,646     1,684,788
Average diluted common shares outstanding     1,700,849     1,686,594     1,686,435     1,668,222     1,685,310
PERFORMANCE RATIOS
Return on average assets                           1.06%         1.17%         1.23%         1.16%         1.07%
Return on average equity                          11.91%        13.54%        13.79%        12.89%        11.92%
Net interest margin                                4.05%         4.00%         4.06%         4.02%         3.98%
Efficiency ratio                                  58.67%        56.34%        57.06%        59.83%        61.92%
CREDIT QUALITY
Net charge-offs to average loans                   0.01%         0.04%         0.00%         0.00%         0.16%
Loan loss reserve to period-end loans              0.99%         0.99%         1.02%         1.03%         1.02%
STOCK PRICE INFORMATION
High                                             $34.00        $30.80        $30.00        $29.00        $29.00
Low                                               30.80         28.50         29.00         28.50         28.50
Market price at period end                        34.00         30.80         30.00         29.00         28.50

                                Mid-Wisconsin Financial Services, Inc.
                                 Summary Financial Data (unaudited)
                            (amounts in thousands, except per share data)
                                                            Three Months Ended                Twelve Months Ended
                                                        December 31,   December 31,        December 31,   December 31,
                                                            2004           2003                2004           2003
INCOME STATEMENT
Interest income                                            $5,317         $4,916             $20,238        $19,962
Interest expense                                            1,645          1,605               6,103          6,864
Net interest income                                         3,672          3,311              14,135         13,098
Provision for loan losses                                      30             60                 215            457
Net interest income after  provision for loan losses        3,642          3,251              13,920         12,641
Noninterest income
   Service fees                                               215            201                 844            824
   Trust service fees                                         187            167                 753            708
   Investment product commissions                              56             84                 408            420
   Other operating income                                     273            221               1,016          1,029
Total noninterest income                                      731            673               3,021          2,981
Noninterest expenses
   Salaries and employee benefits                           1,551          1,405               5,847          5,604
   Occupancy                                                  284            308               1,231          1,241
   Data processing and information systems                    106             95                 399            413
   Goodwill and purchased core deposit amortization            83             78                 332            310
   Other operating expenses                                   639            675               2,463          2,452
Total noninterest expense                                   2,663          2,561              10,272         10,020
Income before provision for income taxes                    1,710          1,363               6,669          5,602
Provision for income taxes                                    650            372               2,193          1,544
Net income                                                 $1,060           $991              $4,476         $4,058

                         Mid-Wisconsin Financial Services, Inc.
                               Summary Financial Data
                      (amounts in thousands, except per share data)
                                                             December 31,   December 31,
                                                                  2004           2003
                                                              (unaudited)     (audited)
BALANCE SHEET
ASSETS
Cash and due from banks                                         $12,567       $13,694
Interest-bearing deposits in other financial institutions            18           614
Federal funds sold                                               19,567         1,628
Securities available for sale -At fair value                     81,082        77,988
Federal Home Loan Bank stock (at cost)                            2,535         2,154
Loans held for sale                                                 546           331
Loans receivable, net of allowance for loan losses of
  $2,820 in 2004 and $2,732 in 2003                             281,321       266,373
Accrued interest receivable                                       1,554         1,614
Premises and equipment                                            6,185         5,596
Intangible assets                                                   231           564
Goodwill                                                            295           295
Other assets                                                      4,916         4,374
Total assets                                                   $410,817      $375,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                    $50,814       $39,949
Interest-bearing deposits                                       252,573       247,700
  Total deposits                                                303,387       287,649
Short-term borrowings                                            19,216        11,294
Long-term borrowings                                             49,000        40,000
Accrued interest payable                                          1,148         1,206
Accrued expenses and other liabilities                            1,982         1,312
Total liabilities                                               374,733       341,461
Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding - 1,703,577 shares in 2004
      and 1,685,550 shares in 2003                                  170           169
Additional paid-in capital                                       11,542        10,976
Retained earnings                                                24,028        21,714
Accumulated other comprehensive income                              344           905
Total stockholders' equity                                       36,084        33,764
Total liabilities and stockholders' equity                     $410,817      $375,225